For the fiscal year ended January 31, 2003.
File number 811-08587
Prudential 20/20 Focus Fund


SUB-ITEM 77D
Policies With Respect to Security Investment



PRUDENTIAL 20/20 FOCUS FUND


    Supplement dated July 30, 2002

	The information in this supplement supersedes any contrary information that may be contained either in the prospectus to which this supplement relates or in the statement of additional information that correspond to the Fund.

1.	In the prospectus of the Fund, the section
generally entitled ?How to Buy, Sell and Exchange
Shares of the Fund - How to Buy Shares - Step 2:
Choose a Share Class,? is modified by the addition of the following information:

Beginning August 1, 2002, qualified state tuition programs (529 plans) may purchase Class
Z shares of the Fund.

2.	At the end of the same section of the prospectus
of the Fund listed above, add the following new paragraph.

Payments to Third Parties for Account
Maintenance.

     The Distributor or one of its affiliates may make ongoing payments, from its own resources, to brokers, financial advisers and other persons for providing recordkeeping or otherwise facilitating the maintenance of shareholder accounts.


MF183C1



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